Exhibit 10.2
RTI INTERNATIONAL METALS, INC.
EXCESS BENEFITS PLAN
Amended and Restated

RTI INTERNATIONAL METALS, INC.
EXCESS BENEFITS PLAN
Amended and Restated

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RTI INTERNATIONAL METALS, INC.
EXCESS BENEFITS PLAN

Amended and Restated
Article I — Purpose and Effective Date
The RTI International Metals, Inc. Excess Benefits Plan (“Plan”) was originally established effective July 18, 1991 to promote the growth and profitability of RTI International Metals, Inc., to attract and retain employees of outstanding competence and to provide eligible employees with certain benefits under the terms and conditions hereof, in particular, to provide benefits which would otherwise be payable under the qualified defined benefit pension plan sponsored and maintained by RTI International Metals, Inc., but for the operation of certain limitations set forth in the Internal Revenue Code of 1986, as amended. This Plan is intended to be an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended, and a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
The Plan is amended and restated, effective January 1, 2008, as set forth herein to comply with Section 409A of the Code and clarify the terms of the Plan. Notwithstanding anything to the contrary in the Plan, with respect to distributions commencing prior to January 1, 2008 (or such later date as permitted under Internal Revenue Code Section 409A or regulations, rulings or applicable law issued thereunder), any such distribution shall be governed by the terms of the Plan as in effect at the time the distribution commenced based on a reasonable, good faith interpretation of the Section 409A of the Code and the applicable guidance issued thereunder (notwithstanding a provision of the Plan to the contrary).
Article II — Definitions
For purposes of this Plan, capitalized terms shall have the respective meaning set forth below:
2.01	“Administrator” shall mean the highest ranking financial executive in the Company.

2.02	“Board” shall mean the Board of Directors of RTI.

2.03	“Code” shall mean the Internal Revenue Code of 1986 as the same may be amended from time to time, or any successor thereto.

2.04	“Company” shall mean RTI International Metals, Inc. and any Participating Entity.

2.05	“Eligible Employee” shall mean an employee designated in accordance with Section 4.01.

2.06	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.07	“Legislative Limits” shall mean any provisions of the Code which have the effect of limiting or reducing the benefits payable under or which may be funded under a Qualified Plan. For purposes of this Plan, “Legislative Limits” shall specifically include (to the extent consistent with Treas. Reg. § 1.409A-3(j)(5)), but shall not be limited to (i) the limits on benefits payable pursuant to a Qualified Plan as set forth in Section 415 of the Code (or a successor provision), (ii) the limitation set forth in Section 401(a)(17) of the Code (or a successor provision) on the amount of compensation which may be considered for purposes of a Qualified Plan and (iii) any other provision of the Code or other applicable law enacted after the date hereof which limits such benefits unless specifically excluded by the Board.

2.08	“Letter Agreement” (a) with respect to Timothy G. Rupert shall mean the letter agreement between Mr. Rupert and RTI International Metals, Inc., dated December 2, 2003 and signed by Robert M. Hernandez, and (b) with respect to John H. Odle shall mean the letter agreement between Mr. Odle and RTI International Metals, Inc., dated August 1, 1999 and signed by Timothy G. Rupert.

2.09	“Participant” shall mean Eligible Employees working for the Company or a former Eligible Employee with a right to a current or future benefit under the Plan.

2.10	“Participating Entity” shall mean RMI Titanium Company.

2.11	“Plan” shall mean the RTI International Metals, Inc. Excess Benefits Plan, as the same may be amended from time to time.

2.12	“Plan Year” shall mean the calendar year.

2.13	“Qualified Plan” shall mean the Pension Plan for Eligible Salaried Employees of RMI Titanium Company, which was closed to new participants as of January 1, 2006, and any other qualified defined benefit retirement plan (within the meaning of Treas. Reg. § 1.409A-1(a)(2)) approved by RTI or a Participating Entity.

2.14	“RTI” shall mean RTI International Metals, Inc. and its successors and assigns.

2.15	“Separation from Service” shall mean a Participant’s death, retirement or other termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has a Separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

2.16	“USX Pension” shall apply only to Timothy G. Rupert and shall mean the benefits payable from the USX Pension Plan and referred to in Paragraph 3 of the Letter Agreement.

2.17	“USX Service” shall apply only to Timothy G. Rupert and John H. Odle and (a) with respect to Mr. Rupert shall mean his service with United States Steel Corporation, as set forth in the Letter Agreement; and (b) with respect to Mr. Odle shall mean 9.16 years of combined USX and previous Company service, but only if Mr. Odle meets the requirements set forth in Paragraph 3 or 5 of the Letter Agreement.
Article III — Administration
3.01	General Administration. This Plan shall be administered by the Administrator in accordance with the terms and conditions hereof. The Administrator shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration. Without limiting the foregoing, the Administrator shall have the authority, from time to time to:
(a)	determine eligibility for and the amount of benefits, if any, due under the Plan;

(b)	determine and adjust amounts payable under the Plan;

(c)	interpret the Plan, to make factual determinations, to correct deficiencies, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan;

(d)	make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan; and

(e)	appoint and employ agents and to delegate such responsibilities and duties thereto as he shall deem necessary and proper for the administration of the Plan.
3.02	Determinations of the Administrator. No employee of the Company shall be entitled to receive benefits under this Plan unless or until his entitlement and amount thereof is determined by the Administrator. The determinations of the Administrator shall be final, conclusive and binding upon the employee, the Company and all interested parties. The Administrator shall not be liable for any determination made or action taken under the Plan made or taken in good faith.

3.03	Section 409A. The provisions of the Plan shall be administered, interpreted and construed in accordance with Section 409A, the regulations and other binding guidance promulgated thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed). Accordingly, it is intended that distribution events authorized under the Plan qualify as a permissible distribution events for purposes of Section 409A of the Code, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A of the Code, the regulations and other binding guidance promulgated thereunder. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Administrator, any member of the Board or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.
Article IV — Rights to Benefits
4.01	Designation as an Eligible Employee. The Board shall designate the employees of the Company who shall be Eligible Employees, based upon the recommendations of the RTI Compensation Committee, giving consideration to the function and responsibilities of the employee, his past performance, his contributions to the profitability and sound growth of the Company, and such other factors as the Board may deem appropriate. The determinations of the Board and recommendations of the RTI Compensation Committee concerning which employees of the Company shall be designated as Eligible Employees need not be uniform and may be made selectively among the employees of the Company. No employee of the Company is entitled to participate in or to receive benefits under this Plan unless or until designated as an Eligible Employee by the Board. The employees listed in Exhibit A hereto are currently designated as Eligible Employees. Except as otherwise provided in Section 6.01, the Board may modify or amend in whole or in part the list of Eligible Employees listed on

Exhibit A. An employee shall cease to be an Eligible Employee upon written revocation of such status by the Board or earlier Separation from Service with the Company, or as otherwise provided under the terms of the Plan.

4.02	Vesting. Eligible Employees shall become vested in their Plan benefit as and when they become vested in their accrued benefit under the Qualified Plan.

4.03	Forfeiture of Benefit Payments. Notwithstanding any provision of this Plan to the contrary, no benefits (whether vested or unvested) shall be paid in respect of a Participant (either directly to the Participant or to the Participant’s surviving spouse) who is terminated for cause; as used herein, the term “cause” shall be limited to (a) action by the Participant involving willful and wanton malfeasance involving specifically a wholly wrongful and unlawful act; or (b) the Participant being convicted of a felony; or (c) a material violation by the Participant of any rule, regulation or policy of the Company generally applicable to all employees. Nothing contained in this Section 4.03 shall prevent the payment of benefits in respect of a Participant whose employment is involuntarily terminated for reasons other than cause after such Participant’s benefits have vested, subject to the requirements of Section 409A of the Code.
Article V — Benefits
5.01	Amount of Benefits. The benefit payable under this Plan to a Participant shall be determined as the difference between the Eligible Employee’s pension benefit determined under the Qualified Plan at the time of the Participant’s Separation from Service without imposing the Legislative Limits, and in the case of Timothy Rupert and John Odle taking into account USX Service, and subtracting from that amount the benefit that will actually be paid from the Qualified Plan, and in the case of Timothy Rupert subtracting the USX Pension, assuming commencement of all of the Eligible Employee’s benefits in the form of a single life annuity at the time of Separation from Service, and taking into account any actuarial reduction for early commencement of benefits on the same basis as under the Qualified Plan.

5.02	Form of Benefits. The benefit determined under Section 5.01 above shall be converted to and paid in a single lump sum distribution and shall represent full and final settlement of all benefits provided under the Plan. The lump sum distribution shall be equal to the present value of the amounts payable to the Participant under Section 5.01, using the same interest rate and mortality assumptions that are defined in the Qualified Plan for purposes of determining the value of a small lump sum distribution under the Qualified Plan, determined as of the first day of the month following the Participant’s Separation from Service.

5.03	Timing of Payment. Payment of the lump sum determined under Section 5.02 above or 5.04 below shall commence as soon as administratively practicable, but not later than 60 days, following the date that is 6 months after the date of the Participant’s Separation from Service (or, if earlier, the death of Participant); provided, however, that payment shall not commence later than permitted under the terms of Section 409A of the Code and the regulations promulgated thereunder; and further provided that, the first payment shall include interest for each calendar month after the date of the Participant’s Separation from Service and prior to the month of payment, with interest to be determined using the published 6-month CD rate on date of separation.

5.04	Form of Benefits and Timing of Payment for Timothy Rupert and John Odle

Not withstanding Section 5.02 above, the benefit determined under Section 5.01 above for Messrs Rupert and Odle shall be converted and paid in a single lump sum distribution and will represent full and final settlement of all benefits under the Plan. The lump sum distribution shall be equal to the present value of the amounts payable to the Participant and the Participant’s beneficiary using (1) tables adopted by the Company based on (a) the joint life expectancy of said individuals, or (b) the life expectancy of the Participant’s beneficiary in the event of the Participant’s death prior to retirement and (2) the interest rate established under the Pension Benefit Guaranty Corporation regulations to determine the present value of immediate annuities in the event of plan terminations.
5.05	Pre-Retirement Death Benefit.
(a)	In the event a Participant dies after becoming 100% vested as provided in Section 4.02 and prior to the payment of any benefit hereunder, the death benefit payable hereunder to the person entitled to a death benefit under the Qualified Plan shall be determined as the difference between the death benefit determined under the Qualified Plan without imposing the Legislative Limits and subtracting from such amount the benefit that will actually be paid from the Qualified Plan following the death of the Participant. In the case of Mr. Odle, an additional death benefit shall be payable to his surviving spouse in the event of his death while actively employed by RTI prior to age 65 as provided in Paragraph 3 of the Letter Agreement.

(b)	Any benefit payable under (a) above shall be converted to and paid as a single lump sum distribution and shall represent full and final settlement of all benefits provided under the Plan. The lump sum distribution shall be determined using the same interest rate and mortality assumptions used to determine the value of a small lump sum distribution under the Qualified Plan taking into account the date of payment which payment shall be made within 90 days after the date of the Participant’s death.
Article VI — Amendment or Termination
6.01	Amendment. The Company may modify, alter or amend the Plan in whole or in part except to the extent that such changes result in the reduction of benefits accrued hereunder by or currently being paid to any Participant or spouse or beneficiary as of the date of such amendment; provided, however, that the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Plan, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A (or an exception thereto).

6.02	Termination. The Company, by action of the Board, may terminate the Plan or any one or more of its provisions; provided however, that such termination shall not reduce the benefits accrued hereunder by or currently being paid to any Participant or spouse or beneficiary as of the date of such termination. Termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A of the Code or other applicable law.
Article VII — Miscellaneous
7.01	Unsecured General Creditor. The Plan constitutes a mere promise by RTI or the Participating Entity to make benefit payments in the future. RTI and any Participating Entity’s obligations under the Plan shall be unfunded and unsecured promises to pay. RTI and the Participating Entities shall not be obligated under any circumstance to fund their respective financial obligations under the Plan. Any of them, in their discretion, may set aside funds in a trust or other vehicle, subject to the claims of creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under ERISA or the Code. RTI, the Participating Entities, and the Plan do not give the Participant any beneficial ownership interest in any asset of RTI or the Participating Entity. The Participants and spouses or beneficiaries of Participants shall have the status of, and their rights to receive payments under the Plan shall be no greater than the rights of, general unsecured creditors of RTI or the applicable Participating Entity.

7.02	Nonassignability. Except as may be required by law, neither the Participant nor any person shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber any amount that is or may be payable hereunder, including in respect of any liability of a Participant or other person for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or other person hereunder, nor shall the Participant’s or other person’s rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or other person or to the debts, contracts, liabilities, engagements, or torts of any Participant or other person, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or other person, or any legal process. Benefits under the Plan shall not be subject to a qualified domestic relations order.

7.03	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Eligible Employee, and the Eligible Employee (or spouse or beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give an Eligible Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge him or change his employment status at any time.

7.04	Not a Bar to Corporate Act. Nothing contained in the Plan shall prevent the Company from engaging in any reorganization, recapitalization, merger, liquidation, sale of assets or other corporate transaction.

7.05	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

7.06	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

7.07	Governing Laws. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Ohio without regard to conflict of laws.

7.08	Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan may be construed and enforced by the Administrator as if such illegal and invalid provision had never been inserted herein.

7.09	Notice. Any notice or filing required or permitted to be given to the Company with respect to the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company. Any notice or filing required or permitted to be given to the Administrator with respect to the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator at the following address:

Administrator — Excess Benefits Plan
RTI International Metals, Inc.
1000 Warren Avenue
Niles, Ohio 44446
Such notice to the Company or the Administrator shall be deemed to be given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
7.10	Successor. The provisions of this Plan shall be binding on the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidations, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

7.11	Status of Plan. The Plan is intended to constitute an unfunded plan for tax purposes and for purposes of Title I of ERISA and is intended to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of RTI and Participating Entities and to qualify for the exclusions from Title I of ERISA which are provided for in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

7.12	Tax Withholding. All benefits under the Plan shall be subject to Federal income, FICA, and other tax withholding as required by applicable law. At the time that tax withholding is required, if an amount is payable under the Plan to the Participant the amount of the required tax withholding shall be withheld from such payment. If, however, an amount is not then payable or the amount payable under the Plan to the Participant is less than the required withholding, the Participant shall pay, by check or money order payable to RTI or the Participating Entity employing the Participant, not later than the date such withholding is required, the amount of the required tax withholding or, at the sole election of RTI or such Participating Entity, the amount of required tax withholding shall be withheld from other compensation or amounts payable to the Participant. The Participant shall hold RTI or such Participating Entity harmless from any liability for acting to satisfy the withholding obligation in this manner.

7.13	Certificates and Reports. The Board and the Administrator shall be entitled to rely on all certificates and reports made by any accountants retained by any of them, and on all opinions given by legal counsel retained by any of them.

7.14	Cessation of Participation. In the event a Participant ceases to be an Eligible Employee prior to Separation from Service, due to transfer to an affiliate of RTI which is not a Participating Entity or his status as an Eligible

Employee is revoked by the Board, a benefit will be payable from the Plan to or with respect to such former Eligible Employee on the same basis as if he had continued to participate in the Plan until Separation from Service, but not to exceed the benefit that had been earned under the Plan, if any, as of the date participation in the Plan as an Eligible Employee ceased, except as otherwise necessary to meet contractual obligations in any Letter Agreement.

7.15	No Liability of Officers and Directors. No past, present or future officer or director of RTI shall be personally liable to any Participant or other person under any provision of the Plan.

7.16	Plan Records and Correction of Errors. Plan records shall be maintained on a Plan Year basis. Notwithstanding anything to the contrary contained in the Plan, the Administrator is expressly empowered to correct any errors made in calculating the amount of a Participant’s benefit under the Plan or the amount payable following the death of a Participant. Any such correction may be made retroactively, except that no such correction shall require return of part or all of a distribution previously made to or with respect to a Participant or spouse or beneficiary, but future payments may be reduced until any prior overpayment is recouped. To the extent an error is made because of information incorrectly submitted by or on behalf of the Participant or spouse or beneficiary, any correction which would increase the amount payable from the Plan shall be made prospectively only and shall not apply to correct any payments previously made.
Article VIII — Claim and Appeal Procedure
8.01	Application for Benefits. In the event of a claim by a Participant or other person (the “Claimant”) for or in respect of any benefit under the Plan, such Claimant shall present the reason for the claim in writing to the Administrator, Excess Benefits Plan, RTI International Metals, Inc., 1000 Warren Avenue, Niles, Ohio 44446, or to such other person or entity designated and communicated by the Board.

8.02	Claims and Appeals.
(a)	The Administrator shall, within 90 days after the receipt of a written claim, send written notification to the Claimant as to its disposition, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the final decision.

In the event the claim is wholly or partially denied, the written notification shall state the specific reason or reasons for the denial, include specific references to pertinent Plan provisions on which the denial is based, provide an explanation of any additional material or information necessary for the Claimant to perfect the claim, a statement of why such material or information is necessary, the procedure by which the Claimant may appeal the denial of the claim, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(b)	In the event a Claimant wishes to appeal the claim denial, he or she may request a review of such denial by making written application to the Administrator, Excess Benefits Plan, RTI International Metals, Inc., 1000 Warren Avenue, Niles, Ohio 44446, or to such other person or entity designated and communicated by the Administrator, within 60 days after receipt of the written notice of denial (or the date on which such claim is deemed denied if written notice is not received within the applicable time period specified in paragraph (a) above). Such Claimant (or duly authorized representative) may, upon written request to the Administrator, review pertinent Plan documents, and submit in writing issues and comments in support of his position. In addition, the Claimant (or representative) shall have the right to submit documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits.

(c)	Within 60 days after receipt of the written appeal (unless an extension of time is necessary due to special circumstances or is agreed to by the parties, but in no event more than 120 days after such receipt), the Administrator shall notify the Claimant of its final decision. The Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Claimant (or representative), without regard to whether such information was submitted or considered in the initial benefit determination. Such final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based. In addition, the written notice of the decision denying a claim shall contain (i) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information that is relevant to the Claimant’s claim for benefits, and (ii) a statement of the Claimant’s right to bring an action under ERISA Section 502(a). If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.

(d)	For purposes of this Section 8.02, information is considered “relevant” to a Claimant’s claim if such document, record, or other information
(i)	was relied upon in making the benefit determination;

(ii)	was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the determination; or

(iii)	demonstrates compliance with the Plan’s review procedures and that, if appropriate, the Plan provisions have been applied consistently with respect to similarly-situated claimants.
8.04	Waiver.

If the Claimant does not follow the procedures set forth in this Article VIII, he shall be deemed to have waived the right to appeal benefit determinations under the Plan. In addition, all determinations by and decisions of the Administrator under this Article VIII shall be binding on and conclusive as to the Claimant.
     IN WITNESS WHEREOF, RTI International Metals, Inc. has evidenced the adoption of this amended and restated Plan by the signature of its authorized officers on the last date of signature below.

RTI INTERNATIONAL METALS, INC.

By	/s/ Chad Whalen	February 27, 2008

	Chad Whalen	Date Signed
Vice President and General Counsel

By	/s/ William T. Hull	February 27, 2008

	William T. Hull	Date Signed
Senior Vice President and Chief Financial Officer

EXHIBIT A
Eligible Employees
under the
RTI International Metals, Inc.
Excess Benefits Plan

Name	Title[1]
Dawne S. Hickton	Vice Chairman and Chief Executive Officer
John H. Odle	Executive Vice President
Timothy G. Rupert	President and Chief Executive Officer
Steven Giangiordano	Executive Vice President
William T. Hull	Senior Vice-President and Chief Financial Officer
Following Board designation pursuant to Section 4.01 of the Plan, this Appendix A may be changed from time to time without formal amendment of the Plan, subject to signature of an officer of RTI International Metals, Inc.

Date: February 27, 2008	/s/ Chad Whalen
	Officer Name:	Chad Whalen
	Officer Title:	Vice President and General Counsel

Revision Date: October 26, 2007

[1]	Reflects most recent title only.
 A-1